Exhibit 99.01

NEWS RELEASE	Contact:	Lynda Michielutti
952-591-3846

ir@moneygram.com

MoneyGram International Sets Date for Annual Meeting

MINNEAPOLIS (Feb. 12, 2009) – MoneyGram International (NYSE: MGI) today announced that its board of directors has set the close of business on March 16, 2009, as the record date for stockholders to receive notice of and to vote at the Company’s 2009 Annual Meeting of Stockholders. The 2009 Annual Meeting of Stockholders of MoneyGram International, Inc. is scheduled for May 12, 2009, in Minneapolis, Minn.

Any stockholder proposals for inclusion in MoneyGram’s proxy materials for the Annual Meeting, in order to be considered timely, must be received by the Corporate Secretary at MoneyGram International at 1500 Utica Ave. S., M.S. 8010, Minneapolis, MN, 55416 no later than March 3, 2009.

MoneyGram plans to file with the Securities and Exchange Commission and make its proxy statement available on its website on or about March 30, 2009, and advises its stockholders to read the proxy statement, as it will contain important information about proposals being voted on at the meeting. Those proposals will include the following: (1) an increase in the total number of shares of stock which the Corporation has the authority to issue from 257,000,000 to 1,307,000,000; (2) a reverse stock split to be effected at the discretion of the Board of Directors; (3) provision of proportional voting of directors; (4) declassification of the Board of Directors; (5) amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan to, among other things, increase the aggregate number of shares that may be issued under all awards from 7.5 million to 47 million shares; and (6) other routine matters.

About MoneyGram International, Inc.
MoneyGram International offers more choices, more control and more power for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 176,000 agent locations in more than 180 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. Now, MoneyGram offers its most loyal customers MoneyGram Rewards for cash discounts on eligible money transfers from the U.S. – visit www.mymoneygram.com to register today. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.